AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
    This Amendment to the Executive Employment Agreement is made and entered into by and between Chesapeake Utilities Corporation, a Delaware corporation (the “Company”) and _______________ (the “Executive”).
BACKGROUND INFORMATION
    A.    The Company is currently obtaining the benefit of the Executive’s services as a full-time executive employee in the capacity of ____________________Officer.
B.    The Company and the Executive entered into an Executive Employment Agreement effective _______________ (the “Agreement”).
C.    Effective as of October 2, 2023, the Company is required to comply with the clawback rules found in 17 C.F.R. §240.10D and associated Section 303A.14 of the NYSE Listed Company Manual (collectively, the “Rule”), which requires issuers to develop and implement a policy providing for the recovery of erroneously awarded incentive based compensation received by current or former executive officers.
    D.    Under Section 5(d) of the Agreement, the Company may unilaterally amend such Section at any time to comply with applicable law or securities exchange listing rules, as the same may be in effect from time to time, during the current term or the extended term of the Agreement.
E.    The Company desires to amend the Agreement to reflect those changes required by the Rule.
AMENDMENT
    1.    The Company hereby amends and restates Section 5(d) of the Agreement in its entirety to provide as follows:
(d)    Recovery of Compensation. The Executive acknowledges and agrees that all or any portion of an incentive award under the above described bonus and incentive compensation plans or any future arrangement established by the Company to provide incentive or bonus compensation, whether payable in cash, Company common stock or other property, (“Award”) is subject to the clawback rules found in 17 C.F.R. §240.10D, Section 303A.14 of the NYSE Listed Company Manual, and any clawback, forfeiture, or other similar policy adopted by the Compensation Committee of the Board of Directors and as in effect from time to time (collectively, the “Rule”). The Executive acknowledges and agrees that, under the Rule, the Executive is subject to an obligation of repayment to the Company if the amount of the Award was calculated based upon the achievement of certain financial results (as reflected in the financial statement of the Company or otherwise) or other performance metrics that, in either case, were subsequently found to be materially inaccurate for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations, or other administrative error). The amount that shall be repaid by the Executive to the Company shall be based on the excess amount paid or awarded to the Executive under the Award as compared to the amount that would have been paid or awarded had the material inaccuracy not occurred. If the Compensation Committee determines that the Executive engaged in misconduct, malfeasance or gross negligence in the performance of his or her duties that either caused or significantly contributed to the material inaccuracy in financial statements or other performance metrics, there shall be no time limit on this right of recovery, which shall apply to all future Awards as well as to any and all pre-existing Awards that have not yet been determined and paid as of the date of this Agreement. In all other circumstances, this right of recovery shall apply to all future Awards as well as to any and all pre-existing Awards that have not yet been determined and paid as of the date of this agreement for a period not exceeding three years after the date of receipt of each such Award. In addition, the Executive hereby agrees that, if he or she does not promptly repay the amount recoverable hereunder within thirty (30) days of a demand therefore, such amount may be withheld from compensation of any type not yet due and payable to the Executive, including, but not limited to, the cancellation of future Awards, as determined by the Compensation Committee in its sole discretion. In addition, to the extent permitted under the Rule, the Compensation Committee is granted the discretionary authority to interpret and enforce this provision as it determines to be in the best interest of the Company and equitable to the parties. Notwithstanding anything herein, this provision shall not be the Company’s exclusive remedy with respect to such matters. In addition, the parties agree that the Company may unilaterally amend this provision at any time to comply with applicable law or securities exchange listing rules, as the same may be in effect from time to time, during the Current Term or the Extended Term of this Agreement.
2.    This Amendment shall be deemed effective October 2, 2023 (the “Effective Date”) and this Amendment shall govern the terms and conditions of the Agreement and the relations between the Parties as of the Effective Date.
3.    Except as provided in this Amendment, all terms and conditions of the Agreement shall remain in effect and shall not be altered by this Amendment.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date(s) indicated below.
CHESAPEAKE UTILITIES CORPORATION

By: _______________________________

Title: ______________________________

Date: _____________________________
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